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                                                                    EXHIBIT 99.1

[Logo of Antares
             Pharma]


Contact Information
Dr. Roger Harrison         CEO and President                      (610) 458-6200
Lawrence M. Christian      CFO and Vice President - Finance       (610) 458-6200
Jay M. Green               Managing Director, Duncan Capital      (212) 581-5150

                    ANTARES PHARMA ANNOUNCES NASDAQ NOTICE OF
     LISTING QUALIFICATION DEFICIENCY REGARDING AUDIT COMMITTEE COMPOSITION

Exton, Pennsylvania - June 5, 2003 - Antares Pharma, Inc. (Nasdaq: ANTR) today announced that it has received a notice from the Nasdaq Listing Qualifications Staff indicating that the Company fails to comply with the independent directors and audit committee composition requirements for continued listing set forth in Marketplace Rules 4350(c) and 4350(d)(2). Specifically, one of Antares Pharma's directors who is a member of the audit committee does not meet the independence standard set forth in the Marketplace Rules because, within the previous three years, he was the Chief Operating Officer of Permatec Holding AG (the company with which Antares Pharma combined in 2001). Because this member will become eligible for independent director status in October 2003, Antares Pharma is in discussions with the Listing Qualifications Staff regarding receiving a waiver from Nasdaq on this compliance issue.

About Antares Pharma
     Antares Pharma develops pharmaceutical delivery systems, including needle-free and mini-needle injection systems and transdermal gel technologies. These delivery systems improve both the efficiency of drug therapies and the patient's quality of life. The Company's needle-free injection systems for the delivery of insulin and growth hormone are currently available in more than 20 countries. The Company's transdermal gel products for hormone replacement therapy have been licensed to partners in the United States, Europe and Asia Pacific. The most advanced of these are entering Phase III clinical development. In addition, Antares Pharma has several products under development and is conducting ongoing research to create new products that combine various elements of the Company's technology portfolio. Antares Pharma has corporate headquarters in Exton, Pennsylvania, with research and development facilities in Minneapolis, Minnesota, and Basel, Switzerland.

     Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in the Company's reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                  For more information, visit Antares Pharma's web site at www.antarespharma.com. Information included on the Company's website is not incorporated herein by reference or otherwise.